Exhibit 99.2

Joint Filers’ Signatures

The undersigned joint filers authorize and designate AstraZeneca PLC to file this Form 3 and any amendments thereto on their behalf.

Zeneca Inc.			Zeneca Holdings Inc.

By:	/s/ Stephen F. Mohr		By:	/s/ Stephen F. Mohr
	Name:	Stephen F. Mohr		Name:	Stephen F. Mohr
	Title:	President		Title:	President
	Date:	May 1, 2012		Date:	May 1, 2012

AstraZeneca Holdings BV		AstraZeneca Treasury Limited

By:	/s/ J.A.M. van Opdorp	By:	/s/ Adrian Kemp
	Name: J.A.M. van Opdorp		Name: Adrian Kemp
	Title: Managing Director		Title: Secretary
	Date: May 1, 2012		Date: May 1, 2012

AstraZeneca UK Limited		AstraZeneca Intermediate Holdings Limited

By:	/s/ Adrian Kemp	By:	/s/ Claire-Marie O’Grady
	Name: Adrian Kemp		Name: Claire-Marie O’Grady
	Title: Secretary		Title: Secretary
	Date: May 1, 2012		Date: May 1, 2012

[Form 3 Signature Page of Joint Filers]